ARROWHEAD RESEARCH CORPORATION
                            CODE OF CORPORATE CONDUCT

Arrowhead Research Corporation ("Arrowhead") strives to conduct its business in accordance with the highest ethical standards and in compliance with all applicable governmental laws, rules and regulations. Arrowhead believes that is imperative that its officers, directors and employees act at all times in an honest and ethical manner in connection with their service to Arrowhead. The principles of integrity, accountability and fair dealing are the cornerstone of Arrowhead's business, and are critical to its future success.

The following information constitutes Arrowhead's Code of Corporate Conduct, which applies to all Arrowhead officers, directors and employees. This Code of Conduct is intended to meet the requirements for a code of ethics under the Sarbanes-Oxley Act of 2002 and NASDAQ listing standards, and is specifically applicable to Arrowhead's principal executive officer, principal financial and accounting officer and controller or persons performing similar functions. Any waiver of this Code of Corporate Conduct for any of Arrowhead's executive officers or directors may be made only by the Board of Directors and must be promptly disclosed to stockholders, as required by applicable law.

All references to "Arrowhead" or the "Company" in this Code of Conduct should be read to include Arrowhead's subsidiaries. This Code of Corporate Conduct cannot anticipate every possible situation or cover every topic in detail. If you have a question about a topic covered in this Code of Corporate Conduct or a concern regarding any illegal or unethical conduct, please contact your immediate supervisor. If you are uncomfortable talking with your immediate supervisor, you may contact any member of Arrowhead's senior management with concerns or questions regarding this Code of Corporate Conduct.

I.     COMPLIANCE  WITH  APPLICABLE  LAWS

Arrowhead is committed to conducting its business in strict compliance with all applicable governmental laws, rules and regulations, including but not limited to laws, rules and regulations related to securities, labor, employment and workplace safety matters. All Arrowhead officers, directors and employees are expected at all times to conduct their activities on behalf of Arrowhead in accordance with this principle. Any violation of applicable laws, rules or regulations by an Arrowhead employee, officer or director should be reported immediately to Arrowhead's General Counsel or another member of Arrowhead's senior management.

As a public reporting company, we are subject to regulation by the Securities and Exchange Commission ("SEC") and compliance with Federal securities laws and regulations, as well as state and local laws. Arrowhead insists on strict compliance with the spirit and the letter of these laws and regulations.

II.     CONFLICTS  OF  INTEREST

A "conflict of interest" exists any time employees, officers or directors face a choice between what is in their personal interest (financial or otherwise) and the interest of Arrowhead. A conflict of interest also exists when an employee, officer or director takes actions or has interests that make it difficult to perform effectively his or her duties on behalf of Arrowhead. When a conflict of interest arises, it is important that employees act with great care to avoid even the appearance that their actions were not in Arrowhead's best interests. This obligation applies to both business relationships and personal activities. If you find yourself in a position where your objectivity may be questioned because of individual interest or family or personal relationships, notify Arrowhead's General Counsel immediately.

PERSONAL  BUSINESS  RELATIONSHIPS  AND  ACTIVITIES

Arrowhead's employees, officers and directors must plan personal relationships and business affairs so as to avoid situations that might lead to actual or perceived conflicts between the self-interest of such individuals and their obligations and duties to Arrowhead and its stockholders. Any financial interest held by an Arrowhead employee, officer or director in a financial institution or other entity with whom Arrowhead has business dealings, or an Arrowhead competitor (other than interests of less than 2% of the outstanding securities of competitors whose securities are publicly traded) must be disclosed to and approved in advance by Arrowhead's Board of Directors.

Conflicts of interest also arise when an Arrowhead employee, officer or director, or a member of his or her family, receives improper benefits as a result of his or her position with Arrowhead. An example of such an improper benefit would be a loan or loan guarantee from Arrowhead or any of its subsidiaries to any Arrowhead employee, officer or director. Such loans or loan guarantees, as well as other similar conflicts of interest, are prohibited by this Code of Corporate Conduct.

Arrowhead's Board of Directors will determine if a proposed transaction or relationship would involve a conflict of interest. If it is appropriate to grant an exception from this Code of Corporate Conduct, the exception will be promptly disclosed to the public as required by applicable law and regulation.

ORGANIZATIONAL  RELATIONSHIPS

Arrowhead  employees,  officers  and  directors  may  not:

- Acquire a direct or indirect financial interest in the business of any financial institution or other entity with whom Arrowhead has business dealings, or an Arrowhead competitor (other than de minimus interests of less than 2% of the outstanding securities of competitors whose securities are publicly traded) unless such interest is disclosed to and approved in advance by Arrowhead's General Counsel.

- Enter into a business relationship on Arrowhead's behalf with an immediate family member or with a company that the employee or immediate family member has a substantial financial interest unless such relationship is disclosed to and approved in advance by Arrowhead's Board of Directors. Immediate family member includes the employee's spouse or domestic partner, the employee's and/or the employee's spouse's or domestic partner's grandparents, parents, siblings, children, grandchildren, aunts, uncles, nephews and nieces.

- Accept, directly or indirectly, anything (including gifts) of a nature or value that could create the appearance that the person providing the gift is receiving or will receive favorable prices, terms, and conditions of sale, purchase orders, or other preferential treatment from Arrowhead. This extends to financial institutions, vendors, entities or individuals currently doing or seeking to do business with Arrowhead or any Arrowhead entity.

- Participate in other employment (including self-employment) or serve as an officer, director, partner or consultant for other organizations unless such activity is disclosed to and approved by Arrowhead's General Counsel. Such activity is prohibited under any circumstances if it interferes with your ability to act in the best interests of Arrowhead, requires you to use proprietary, confidential or non-public information, procedures, plans or techniques of Arrowhead, or creates an appearance of impropriety.

CORPORATE  OPPORTUNITIES

Arrowhead's employees, officers and directors owe a duty to Arrowhead to advance its legitimate interests when the opportunity to do so arises. For this reason, such persons are prohibited from taking "corporate opportunities" for themselves. Accordingly, Arrowhead's employees, officers and directors are prohibited, without the prior consent of Arrowhead's Board of Directors, from
(i) taking for themselves personally opportunities that are discovered through the use of Arrowhead property, information or position, or (ii) competing with Arrowhead. Such persons are also prohibited from using Arrowhead property, information or position for personal gain.

III.     COMMUNICATION  OF  FALSE  OR  DEROGATORY  INFORMATION

The communication of false or derogatory information about Arrowhead, entities with whom it has business dealings or employees is also a violation of corporate policy, federal and state law and possibly laws of other jurisdictions.

Arrowhead has business relationships and other involvements and communications with financial institutions, investors, suppliers, vendors, and government authorities. In all interactions and communications, Arrowhead employees, officers, and directors must always be truthful and:

- Never make dishonest statements, misrepresentations or statements intended to mislead or misinform.

- Always respond promptly and accurately to requests for information or documents from government agencies. These requests should immediately be brought to the attention of Arrowhead's General Counsel and authorized prior to providing documentation to outside parties.

- Direct all media requests for information or statements to Arrowhead Investor Relations.

- Apply the same principles of honesty to all aspects of internal communications and record keeping. Falsification, alteration, or unauthorized destruction of any document, or misrepresentation of any information could result in termination of employment, as well as referral to appropriate authorities.

All documents whether originals, drafts, or duplicates, including all computer files, disk drives, hard disks, floppy disks, CD-ROMs, or any other media must be retained in accordance with applicable law and Arrowhead's policies with respect to retention and preservation of documents. No document may be destroyed, altered, or removed from any file or premise in which it is now stored without prior approval.

IV.     FAIR  DEALING

Arrowhead expects its employees, officers and directors to deal fairly with Arrowhead's financial institutions, suppliers, vendors, competitors, agents and employees, to base business relationships on lawful, efficient and fair practices and to use only ethical practices when dealing with actual or potential financial institutions, vendors, competitors, agents, employees and other parties. It is the obligation of every Arrowhead employee to conduct business in a manner that avoids even the appearance of ethical or legal impropriety and is consistent with all applicable laws and regulations. Specifically, no Arrowhead employee, officer or director should do any of the following:

- Give or accept anything of value from any current or potential financial institutions, supplier or vendor as an inducement for or in return for business or preferential treatment; or

- Take advantage of any financial institution, supplier, competitor or employee through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair business practice.

V.     CONFIDENTIAL  INFORMATION

All Arrowhead employees, officers and directors are required to maintain the confidentiality of all non-public information (including electronic information) that they receive or have access to during their employment or service with Arrowhead, except when disclosure is authorized or legally mandated. This obligation applies not only to confidential information about Arrowhead, but also to confidential information about its financial institutions, suppliers, business partners and employees. You are also prohibited from disclosing confidential information that you obtained at a previous employer, including, but not limited to, trade secrets.

During and following your employment at Arrowhead, you shall not directly or indirectly publish, disclose, describe or communicate confidential information, or authorize anyone else to do so for any purpose other than legitimate corporate purposes. Even within Arrowhead, you shall only disclose confidential information to those employees who have a business-related "need to know". You are responsible for avoiding the release of nonpublic information. Should you have any questions regarding your confidentiality obligations, you should seek guidance from Arrowhead management or Arrowhead's General Counsel.

VI.     INSIDE  INFORMATION  AND  SECURITIES  TRADING

In the course of your relationship with Arrowhead, you may receive non-public information about Arrowhead, its customers, suppliers, licensees or acquisition targets. It is a violation of federal law, and prohibited by Arrowhead policy, for any Arrowhead employee, officer or director to purchase or sell Arrowhead' s securities based on knowledge of material non-public information. This prohibition extends to any trading in the securities of any of Arrowhead's customers, suppliers, licensees or other entities with which Arrowhead has a business relationship while in possession of material nonpublic information learned in the course of your employment with Arrowhead.

"Material" information is information of such importance that it can be expected to affect the judgment of investors as to whether or not to buy, sell, or hold the securities in question. "Nonpublic" means it is not generally available to the public. Examples of material nonpublic information include, but are not limited to, financial results, projections of future earnings or losses, significant litigation exposure due to actual or threatened litigation, news of a pending or proposed acquisition or merger, corporate partnerships, acquisitions or strategic alliances, news of the disposition of assets, new equity or debt offerings, changes in senior management.

Arrowhead prohibits "insiders" from disclosing or trading on "inside information" and further requires all directors, officers and certain employees of Arrowhead to obtain approval from Arrowhead's General Counsel prior to trading in Arrowhead securities. Those persons who are subject to this requirement are identified in Arrowhead's Insider Trading Policy and may be obtained from Arrowhead's General Counsel. EMPLOYEES, OFFICERS AND DIRECTORS ARE EXPECTED TO HAVE READ AND BE FAMILIAR WITH ARROWHEAD'S INSIDER TRADING POLICY, AND TO COMPLY FULLY WITH ITS RULES AND GUIDELINES. All questions regarding securities trading should be directed to Arrowhead's General Counsel.

VII.     FINANCIAL  REPORTING  AND  ACCURACY  OF  COMPANY  RECORDS

As a public company, Arrowhead is required by law to make full, fair, accurate, timely and understandable disclosure in the reports and documents that Arrowhead files with, or submits to the SEC and in all other public communications it makes.

In order for Arrowhead to comply with its public disclosure obligations, it has adopted the following principles:

- Business transactions must be properly authorized and be completely and accurately recorded on Arrowhead's books and records in accordance with generally accepted accounting practices, and established Arrowhead financial policy.

- Each Arrowhead employee, officer and director must help to maintain the integrity of Arrowhead's record keeping and reporting systems and is responsible for maintaining complete and accurate records, accounting entries and classifications.

- Arrowhead employees, officers and directors are expected to comply fully and accurately with all audits, requests for special record keeping or retention of documents, documents or other material from or on behalf of Arrowhead' s auditors, Arrowhead's General Counsel or Arrowhead management.

- Each employee is responsible for maintaining complete and accurate records, accounts, entries and classifications and for accuracy in expense account vouchers reflecting legitimate business expenses. Misapplication or improper use of corporate funds or property or false entry to records by employees or others must be reported to Arrowhead's General Counsel and may result in discipline up to and including termination.

VIII.     INTELLECTUAL  PROPERTY

Arrowhead's name, logo, formulae, inventions, trade secrets, business, marketing and financial plans, databases, records, unpublished financial data and reports and other intellectual property are valuable assets of Arrowhead and their protection is critical to our success. Arrowhead expects others to respect its intellectual property rights and expects its employees, officers, and directors and agents to respect the intellectual property rights of others. The rules with respect to trademark, trade secret, patent and copyright laws are complex, so you should seek advice from Arrowhead's outside legal counsel if any questions should arise.

All intellectual property including, but not limited to, trade secrets, inventions, technical innovations, plans, products, discoveries and systems that any employee designs or conceives while employed at Arrowhead which relates to Arrowhead business must be disclosed to Arrowhead and, at Arrowhead's option, shall become the sole property of Arrowhead.

Without limitation, all Arrowhead employees, officers and directors are responsible for understanding the following types of intellectual property rights and taking the listed steps to protect such rights:

COPYRIGHTS protect works like articles, drawings, photographs, video, music and software and generally prohibit unauthorized copying or downloading of these works.

- Do not copy these materials without first determining that the company has obtained permission from the copyright holder or that other limited copying is legally permitted.

-    Consult  with  Arrowhead's  General  Counsel  if  you  have  questions.

- Do not copy or distribute software or related documentation without reviewing the license agreement.

TRADEMARKS AND SERVICE MARKS are words, names and symbols which help consumers recognize a product or service and distinguish it from those of competitors.
Our name and logo and those of our subsidiaries are among Arrowhead's most valuable assets. The use of Arrowhead's or its subsidiaries' trademarks or service marks must be properly authorized or licensed.

- Requests for use of the name, service marks and trademarks of Arrowhead or its subsidiaries are reviewed by Arrowhead's General Counsel.

-    Do  not  use  a third party's trademark or service mark without permission.

PATENTS permit inventors to exclude others from making, using or selling their inventions. Report any unauthorized use of the patents held by Arrowhead or its subsidiaries.

- Only use inventions patented by third parties within the terms of a license agreement.

A TRADE SECRET is valuable information that creates a competitive advantage for Arrowhead or its subsidiaries by being kept secret. Examples include information about customers, like their buying patterns and needs; and financial, planning, marketing and strategic information about Arrowhead's current and future business plans.

- Treat as trade secrets and keep confidential all commercially sensitive and important business information of Arrowhead and its subsidiaries and all similar information of other companies and persons that Arrowhead has received under a confidentiality agreement.

If you observe practices that are inconsistent with these directives, please contact Arrowhead's General Counsel.

IX.     DEALINGS  WITH  PUBLIC  OFFICIALS  AND  GOVERNMENT  ENTITIES

Arrowhead also expects employees to base relationships with public officials and government entities on lawful, efficient and fair practices and to use only ethical practices when dealing with these and other parties. It is the obligation of every Arrowhead employee to conduct business in a manner that avoids even the appearance of impropriety and is consistent with all applicable laws and regulations.

Do not directly or indirectly promise, offer or make payment in money or anything of value to anyone, including a government official, agent or employee of a government, political party, labor organization or business entity or a candidate of a political party, with the intent to induce favorable business treatment or to improperly affect business or government decisions. Pay special attention to the treatment of public officials and employees of governmental agencies whose conduct with respect to gifts and meals is controlled by laws and regulations which must be complied with at all times. These laws and regulations are complex and can vary from country to country - and even within a country (e.g. local versus national officials).

Arrowhead employees involved in sales or other transactions with governmental customers should take steps to ensure that such transactions comply with all applicable laws and regulations and avoid even the appearance of impropriety. Contact Arrowhead's General Counsel with specific questions or situations.

X.     USE  OF  COMPANY  RESOURCES

OWNERSHIP  OF  COMPANY  PROPERTY

Arrowhead's property, including but not limited to its communication equipment, facilities, computers, software, e-mail, voice mail, conferencing equipment and office supplies is owned by Arrowhead or operated on its behalf to advance its business strategy and objectives. Arrowhead's company property is in place to enable its employees to perform business- related duties required by their positions. The use of company property is for the sole purpose of conducting business-related tasks.

A limited exception to the "business-only" rule is when conducting "incidental personal business" and is consistent with the following guidelines:

-    Is  limited  in  duration  or  extent.

- Does not detract from the user's attention to or completion of job duties or job performance.

-    Does  not  subject  Arrowhead  to  any  significant  incremental  cost.

- Is not used to unlawfully obtain, copy, download, distribute software, electronic files, or other materials protected by copyright.

- Does not otherwise violate this Code of Corporate Conduct including but not limited to, provisions related to conflicts of interest and/or disclosure of confidential information.

COMPUTER  RESOURCES

Arrowhead invests in and uses computer resources (computer hardware, software, supporting infrastructure, network connections and telecommunications equipment) to advance its business strategy and objectives.

- Computer software (computer programs, databases and related documentation) whether purchased from a supplier or developed by Arrowhead is protected by copyright and may also be protected by patent or as a trade secret.
     Employees are expected to strictly follow the terms and conditions of the license agreements, including provisions not to copy or distribute materials covered by these agreements. These protected materials may not be reproduced for personal use.

- Use of the Internet and electronic mail should be in support of and to advance Arrowhead's business success. Any personal use of these technologies should not create additional costs for Arrowhead, interfere with work duties or violate any company policies, including policies related to defamatory, offensive or threatening messages, gambling, pornography, viruses, chain letters, executable 'ready to run" files, "hacking," etc. All communications, data or information received, sent or obtained using Arrowhead property while employed at Arrowhead are not private communications. Unless prohibited by local law, the use of this technology, including electronic mail and the internet, is subject to monitoring by Arrowhead.

XI.     MEDIA  RELATIONS  AND  PUBLIC  INQUIRIES

All communications with the news media, regulatory agencies and other entities by Arrowhead and its employees are potentially important and reflect upon Arrowhead's image. In addition, Arrowhead is subject to various legal requirements with respect to the public dissemination of material or significant events related to its business. It is crucial that communications from Arrowhead be handled in a consistent manner, and that all regulatory and legal obligations with respect to disclosure of information be fulfilled.

Communication with the news media is an important part of Arrowhead's ongoing marketing and investor relations programs. Communications with the news media about "material events" and "significant public events" should be directed to Arrowhead's Investor Relations office. All inquiries from regulatory agencies and all inquiries about current or former employees of Arrowhead or its subsidiaries should be directed to Arrowhead's General Counsel. All such communications will be forthright, responsible and in keeping with Arrowhead's legal policies and obligations.

XII.     REPORTING

REPORTING  VIOLATIONS  AND  MAKING  COMPLAINTS

Possible violations of the Code of Conduct should be reported immediately. Violations of the Code of Corporate Conduct can expose individuals and Arrowhead to criminal actions, fines and other serious legal qualifications.

If you observe a situation that may violate this Code of Corporate Conduct, you should report it to Arrowhead's General Counsel. Employees may contact the General Counsel to ask questions concerning or to report violations or suspected violations of the Code of Corporate Conduct or any law or regulation.

Subject to applicable law, regulation or legal proceedings, your contact will be handled confidentially and, to the extent possible, anonymously. Once your call is received, the information you provide will be referred to the appropriate Arrowhead authority and resolved as expeditiously as possible. Please understand that it is more difficult to resolve anonymous complaints.

Our General Counsel and responsible Arrowhead management will treat your information as confidentially as possible in an effort to address your concerns and work with you towards resolution.

In no event will adverse action be taken against you for making a good-faith report to Arrowhead.

If the matter involves an accounting or auditing matter, you may report it in writing on a confidential, anonymous basis to the Chairman of the Audit Committee or contact the General Counsel.

NO  RETALIATION

Employees, officers and directors may bring their concerns forward without fear of retribution or punishment. Arrowhead will not retaliate against any employee for reporting suspected violations of laws, regulations or company policies. This means that Arrowhead will not terminate, demote, transfer to an undesirable assignment, or otherwise discriminate against an employee for calling attention to suspected illegal or unethical acts. This protection extends to anyone giving information in relation to an investigation. However, Arrowhead reserves the right to discipline anyone who knowingly makes a false accusation, provides false information to Arrowhead or has otherwise acted improperly.

XIII.     DISCIPLINE

Failure to follow this Code of Corporate Conduct can have substantial consequences. Not only may you be personally liable for the legal or ethical violation (which may result in fines or even jail time), you may also be subject to disciplinary proceedings, including termination.

XIV.     WAIVERS  OF  THE  CODE  OF  CORPORATE  CONDUCT

Any waiver of this Code of Corporate Conduct for executive officers or directors may be made only by the Board of Directors or a Board Committee and will be promptly disclosed as required by law or by SEC or NASDAQ regulations. Waivers of this Code for a non-officer employee may be made by the President or General Counsel only upon the employee making full disclosure in advance of the transaction in question. The Code of Corporate Conduct may be amended or modified at any time by the Board of Directors.

XV.     ACKNOWLEDGEMENT

Employees, officers and directors will be asked annually to sign a statement affirming that they have read and understood this Code of Corporate Conduct and that they are in compliance with the Code of Corporate Conduct.